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                                                                   EXHIBIT 11

                    HERMAN MILLER, INC., AND SUBSIDIARIES

                                  Exhibit 11
            Statement Regarding Computation of Per Share Earnings
                 (Dollars in Thousands Except Per Share Data)



                                     June 1,     June 3,      May 28,
                                     1996(d)     1995(c)      1994(d)
                                   -----------  ----------  ----------
         NET INCOME APPLICABLE
         TO COMMON SHARES          $ 45,946(a) $  4,339(b)  $   40,373
                                   =========== ===========  ==========

         Weighted Average Common
         Shares Outstanding         25,001,560  24,720,638  25,080,895

         Net Common Shares
         Issuable Upon Exercise
         of Certain Stock Options      127,175      71,419     173,849
                                   -----------  ----------  ----------

         WEIGHTED AVERAGE COMMON
         SHARES OUTSTANDING AS
         ADJUSTED                   25,128,735  24,792,057  25,254,743
                                   ===========  ==========  ==========


         NET INCOME PER SHARE      $      1.83  $      .18  $     1.60
                                   ===========  ==========  ==========


Earnings per share on a fully diluted basis are not significantly different from reported primary amounts.

(a) Includes $10.6 million of patent litigation settlement charges.
(b) Includes $28.1 million of restructuring and other charges.
(c) Represents a 53-week period.
(d) Represents a 52-week period.





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